EXHIBIT 99.1

For Immediate Release

Coast Distribution System Reports Second Quarter Results

MORGAN HILL, Calif., Aug. 14 /PRNewswire-FirstCall/ — The Coast Distribution System, Inc. (Amex: CRV - News) reported its operating results for the second quarter ended June 30, 2008.

Coast, one of North America’s largest suppliers of aftermarket replacement parts, accessories and supplies for the recreational vehicle (RV), marine and outdoor recreation industries, reported net earnings of $1.6 million, or $0.35 per diluted share, on net sales of $41.2 million for the second quarter of 2008. For the same period of 2007, Coast reported net earnings of $1.5 million, or $0.33 per diluted share, on net sales of $50.8 million.

The Company reported gross margin of 21.4 percent for the 2008 second quarter, an 11.5 percent year-over-year improvement over gross margin of 19.2 percent in the corresponding quarter of 2007. Coast attributed the increase in gross margin to the strengthened Canadian dollar, improved pricing and increased sourcing of products from Asia. The 2008 second quarter also marked the fourth consecutive quarter of gross margin improvement.

Coast attributed the 18.9 percent year-over-year decline in sales during the quarter to decreased demand in the RV industry, which affects sales traffic to RV dealers, Coast’s primary customers, coupled with decreased demand in the boating industry. The Recreational Vehicle Industry Association (RVIA) recently reported a 14 percent year-over-year decline in RV shipments for the five months ended May 2008, the latest data available. Several pleasure boat retailers have also reported similar declines in the second quarter.

“Given the extremely difficult market conditions, we are pleased with our ability to increase margins and maintain our profitability,” said Coast’s Chief Executive Officer Jim Musbach. “With economic uncertainties and higher fuel prices, it appears many would-be purchasers of RVs and boats are currently deferring big-ticket purchases. However, the RVIA has indicated that it expects RV sales to stabilize by early 2009. The RVIA also expects RV rentals to increase 18 percent this year, while RV campground attendance has increased year-over-year. Though sales of new RVs are sluggish, we believe consumers are using their RVs and enjoying the RV lifestyle more than ever, and will continue to need our aftermarket products.

“Based on economic conditions in the RV and marine markets, we anticipate that the second half of 2008 will be a difficult period. Our focus remains on areas management can directly control, such as increasing the number of exclusive products we sell, and controlling costs to keep them in line with sales. We believe that the strategic steps we have taken in the last several years — the improved efficiency of our operations, our improved product development capabilities and our expanded market share of Coast developed products — continues to place us in a good position for the future.”

Coast reported net earnings of $711,000 or $0.16 per diluted share, on net sales of $80.7 million for the first six months of 2008, compared with net earnings of $873,000, or $0.19 per diluted share, on net sales of $94.5 million in the same period of 2007.

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About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com ) is one of North American’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV), pleasure boat and outdoor recreation markets. Coast supplies more than 14,000 products from 500 manufacturers through 17 distribution centers located in the U.S. and Canada. Most of Coast’s 12,000 customers consist of independently owned RV and marine dealers, supply stores and service centers. Coast is a publicly traded company on the American Stock Exchange under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and trends in our markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release regarding our future financial performance are based on current information and, because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties include, among others: Loss of confidence among consumers regarding economic conditions, which could adversely affect their willingness to purchase and use their RVs and boats and which, in turn, would affect their purchases of the products we sell; increases in the costs of and shortages in supply of gasoline which increase the costs of using, and the willingness and ability of consumers to use, RVs and boats; increases in interest rates which affect the availability and affordability of financing for RVs and boats and higher price accessories; unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions; possible increases in price competition within our markets that could reduce our margins and, therefore, our earnings; our practice of obtaining a number of our products from single manufacturing sources, which could lead to shortages in the supply of products to us in the event any single source supplier were to encounter production or other problems; and possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers. Certain of these risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission, and readers of this news release are urged to review the discussion of those risks and uncertainties that is contained in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligations to update forward-looking statements contained in this news release or in the above referenced 2007 Annual Report, whether as a result of new information, future events or otherwise.

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THE COAST DISTRIBUTION SYSTEM, INC.

Condensed Consolidated Statements of Earnings for the

Second Quarter and Six Months Ended June 30, 2008 & 2007

(In thousands, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales	$41,217	$50,827	$80,685	$94,465
Cost of sales (1)	32,391	41,077	63,947	76,548
Gross profit	8,826	9,750	16,738	17,917
Selling, general and administrative expenses	6,299	6,884	14,497	15,227
Operating income	2,527	2,866	2,241	2,690
Other income (expense)
Interest	(457)	(699)	(859)	(1,238)
Other	(139)	11	(288)	(97)
	(596)	(688)	(1,147)	(1,335)
Earnings before taxes	1,931	2,178	1,094	1,355
Income tax provision	370	663	383	482
Net earnings	$1,561	$1,515	$711	$873
Basic earnings per share	$0.35	$0.34	$0.16	$0.20
Diluted earnings per share	$0.35	$0.33	$0.16	$0.19

(1)	Includes distribution costs, such as freight and warehouse costs.

Condensed Consolidated Balance Sheet

	At June 30,
	2008	2007
	(In Thousands)
ASSETS
Cash	$1,342	$1,056
Accounts receivable	22,185	27,145
Inventories	41,587	46,652
Other current assets	3,208	2,364
Total Current Assets	68,322	77,217
Property, Plant & Equipment	3,176	3,143
Other Assets	1,277	1,340
Total Assets	$72,775	$81,700
LIABILITIES AND STOCKHOLDERS EQUITY
Accounts payable	$5,727	$9,455
Other current liabilities	3,546	3,651
Total Current Liabilities	9,404	13,106
Long term debt	30,700	35,615
Stockholders’ Equity	32,671	32,979
Total Liabilities and Stockholders’ Equity	$72,775	$81,700

(End)

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